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                                                                    EXHIBIT 23.1

                         INDEPENDENT AUDITORS' CONSENT

The Boards of Directors
The Loewen Group Inc.
Loewen Group International, Inc.

     We consent to the incorporation by reference in the registration statements on Forms S-8 (Nos. 33-95496, 33-79602, 33-79604, 33-79606, 33-72808, 33-42892,
and 333-07033) and the registration statement on Form S-3 (No. 333-07175) of The Loewen Group Inc. and the registration statement on Form S-4 (Reg. Nos. 333-03135 and 333-03135-01) of Loewen Group International, Inc. and The Loewen Group Inc. of our report, dated May 31, 1996, with respect to the consolidated financial statements of Ourso Investment Corporation and subsidiaries as of December 31, 1995, and for the year then ended, which report appears in this Current Report on Form 8-K of The Loewen Group Inc.

/s/ KPMG PEAT MARWICK LLP

New Orleans, Louisiana
July 3, 1996